Exhibit 99

NEWS RELEASE

[Logo] Compass Bancshares

Compass Bancshares, Inc. P.O. Box 10566 Birmingham, Alabama 35296

For Immediate Release August 20, 2003 For Further Information:	Ed Bilek, Investor Relations Tom Dingledy, Corporate Communications Web Site: www.compassweb.com	205/297-3331 205/297-3554

COMPASS BANCSHARES ANNOUNCES AUTHORIZATION
FOR ADDITIONAL SHARE REPURCHASE PROGRAM

     Compass Bancshares, Inc. (Nasdaq: CBSS) announced that its board of directors has authorized an additional share repurchase program of up to 3.3 percent of Compass’ outstanding common stock. Today’s authorization continues Compass’ ongoing share repurchase plan. Compass had previously authorized two earlier share repurchase programs totaling 12.7 million shares. As of July 31, 2003, a total of 7.7 million shares had been repurchased under these programs.

     D.     Paul Jones, Jr., Compass chairman and chief executive officer, stated, “Our current and projected capital generation rate and our strong capital position support the continuation of our share repurchase program. While we continue to invest in our core businesses, we are also committed to returning excess capital to our shareholders in the form of share repurchases and dividends. The authorization for the additional share repurchase program, combined with the shares repurchased to date, demonstrate the Board’s confidence in Compass’ performance and future prospects.”

     Shares may be repurchased through a variety of methods including open market share repurchases, privately negotiated share repurchases, accelerated share repurchase programs, equity options or other similar facilities. The timing and amount of purchases, if any, under the programs will be dependent upon the availability and alternative uses of capital, market conditions and other factors. Repurchased shares will be placed in treasury and may subsequently be reissued for various corporate purposes, including employee benefit plans. As of July 31, 2003, there were approximately 126 million Compass Bancshares shares outstanding.

     Compass Bancshares, Inc. is a $25.6 billion Southwestern financial holding company which operates 358 full-service banking offices in Alabama, Arizona, Colorado, Florida, New Mexico and Texas. Compass is among the top 40 U.S. bank holding companies by asset size and ranks among the top earners of its size based on return on equity. Shares of Compass’ common stock are traded through the Nasdaq stock market under the symbol CBSS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Compass Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.